EXHIBIT 5.1

NEWLAN & NEWLAN, LTD.Attorneys at Law800 Parker SquareSuite 205Flower
Mound, Texas 75028972-899-4070877-796-3934 (fax)

November 21, 2011

Securities and Exchange Commission100 F Street, N.E.Washington, D.C.  20549

Re:	SafedoX, Inc.
Registration Statement on Form S-1

Gentlemen:

We have been requested by SafedoX, Inc., a Wyoming corporation (the “Company”), to furnish you with our opinion as to the matters hereinafter set forth in connection with the above-captioned registration statement (the “Registration Statement”) relating to the registration of 2,947,671 shares for 27 selling shareholders (the “Selling Shareholder Shares”).

In connection with this opinion, we have examined the Registration Statement and the Company’s Articles of Incorporation and Bylaws (each as amended to date), copies of the records of corporate proceedings of the Company and such other documents as we have deemed necessary to enable us to render the opinion hereinafter expressed.

Based upon and subject to the foregoing, we are of the opinion that the 2,947,671 Selling Shareholder Shares to be offered by the selling shareholders pursuant to the Registration Statement are legally issued, fully paid and non-assessable shares of common stock of the Company.

We render no opinion as to the laws of any jurisdiction other than the States of Texas and Wyoming and the Laws of the United States of America.  We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption “Legal Matters” in the Registration Statement and in the prospectus included in the Registration Statement. We confirm that, as of the date hereof, we own 1,000,000 shares of the Company’s common stock, all of which are included in the Prospectus, 100,000 warrants to purchase a like number of shares of the Company’s common stock at an exercise price of $1.00 per share, 100,000 warrants to purchase a like number of shares of the Company’s common stock at an exercise price of $2.00 and no other securities of the Company.

Very truly yours,

/s/ Newlan & Newlan, Ltd.

NEWLAN & NEWLAN, LTD.